CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Great American BackRub Store, Inc.


We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-8 of our report dated February 23, 1996, relating to the financial statements of The Great American BackRub Store, Inc., appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                   /s/ BDO Seidman, LLP

New York, New York
May 1, 1996